AMENDED AND RESTATED
SENIOR CREDIT FACILITIES

Summary of Terms and Conditions

November 8, 2014

PROJECT HORIZON

I. Parties

Borrowers: Lionbridge Technologies, Inc. (“Lionbridge”), Lionbridge International (“LII”), and Lionbridge International Finance Limited (“LIFL”) (collectively, the “Borrowers”).

Guarantors: Consistent with the Existing Credit Agreement (as defined below).

Sole Lead Arranger and

Sole Bookrunner: HSBC Bank USA, National Association shall act as sole lead arranger and sole bookrunner (“HSBC” and in such capacities, the “Lead Arranger”).

Administrative Agent: HSBC shall act as sole administrative and collateral agent (in such capacities, the “Administrative Agent”).

Lenders: A syndicate of banks, financial institutions and other entities, including HSBC, arranged by the Lead Arranger and reasonably acceptable to the Borrowers (collectively, the “Lenders”).

Senior Credit Facilities: The Senior Credit Facilities (defined below) shall constitute an amendment and restatement of the revolving loan commitments, loans and other obligations existing under the Amended and Restated Credit Agreement dated as of October 30, 2013, by and among the Borrowers, the US Guarantors, the Foreign Guarantors and the Lenders (in each case, as named therein) (the foregoing, the “Existing Credit Agreement”).

Closing Date: The closing date for execution of the definitive Credit Documentation (as defined below) for the Senior Credit Facilities (the “Closing Date”), to occur no later than sixty (60) days after the public announcement of the proposed CLS Acquisition. For avoidance of doubt, the Credit Documentation will be executed on the Closing Date, but will not become effective until the “Funding Date”, as defined below.

Funding Date: The Credit Documentation and the Senior Credit Facilities thereunder will become effective on the date when all of the “Conditions to the Funding Date” (outlined below under Section VII., Certain Conditions to Closing and Funding) are satisfied, and the Term Loans used to fund the CLS Acquisition will also be funded on this date (the “Funding Date”). In addition, Revolving Loans under the Increased Revolving Commitments (as defined below) may be funded on or after the Funding Date.

Definitions: Capitalized terms used in this Term Sheet and not otherwise defined herein shall have the meanings given in the Commitment Letter among the Borrowers and HSBC dated of even date herewith.

II. Revolving Credit Facility

Type and Amount of

Facility: Five-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an amount of $100,000,000 (the loans thereunder, the “Revolving Loans”), which will include a $35,000,000 increase over the revolving credit facility in the Existing Credit Agreement (such increase, the “Increased Revolving Commitments”).

Availability: The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Funding Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit: A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by HSBC (in such capacity, the “Issuing Lender”). The face amount of any outstanding Letter of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrowers do not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans: A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for swing line loans (the “Swing Line Loans”) from HSBC (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan. The Swing Line Loans will be made available in U.S. dollars only.

Maturity: The Revolving Credit Facility shall mature on the Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Loans shall be used by the Borrowers for other permitted acquisitions, working capital and general corporate purposes, including permitted share repurchases.

Multicurrency Option: The entire Revolving Credit Facility shall be available for multicurrency borrowings and the issuance of Letters of Credit denominated in Euros, Pounds Sterling, Yen and other freely traded currencies to be agreed upon in the Credit Documentation.

III. Term Loan Facility

Type and Amount of

Facility: Five-year senior secured term loan facility (the “Term Loan Facility”; together with the Revolving Credit Facility, the “Senior Credit Facilities”) in the amount of $35,000,000 (the loans thereunder, the “Term Loans”; together with the Revolving Loans, the “Loans”).

Availability: The entire Term Loan Facility shall be drawn on the Funding Date.

Scheduled Amortization: The Term Loans shall amortize in equal quarterly installments in an aggregate annual amount equal to the percentages set forth below of the original principal amount of the Term Loan Facility (the “Scheduled Amortization”):

Year 1:	5.0%
Year 2:	12.5%
Year 3:	15.0%
Year 4:	20.0%
Year 5:	20.0%

All outstanding Term Loans shall be repaid on the fifth anniversary of the Funding Date (the “Term Loan Maturity Date”). Term Loans that are repaid may not be reborrowed.

Maturity: The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due on the Term Loan Maturity Date.

Purpose: The proceeds of the Term Loans shall be used by the Borrowers for the CLS Acquisition. The “CLS Acquisition” means the closing of the acquisition by the Borrowers, or by Lionbridge International (Ireland) (“LII”), of 100% of the stock or assets of CLS Corporate Language Services Holding AG, a Swiss company (and including all of its subsidiaries, “CLS”), in accordance with the conditions set forth in Exhibit B to the Commitment Letter.

IV.	Expansion Feature After the Closing Date, the Borrowers may on one or more occasions, at the Borrowers’ option and subject to customary conditions to be mutually agreed upon, obtain an increase in the amount of the Revolving Credit Facility or obtain incremental term loans (each such incremental term loan facility or increase to the Revolving Credit Facility, an “Incremental Facility” and, collectively, “Incremental Facilities”) by an aggregate amount of up to $65,000,000 without the consent of any Lenders not participating in such increase, pursuant to documentation reasonably satisfactory to the Borrowers, the Administrative Agent and the Lenders participating in such increase; provided, that (a) no default or event of default exists or would exist after giving effect to any such increase, (b) all financial covenants would be satisfied on a pro forma basis after giving effect to any such increase, (c) the Administrative Agent consents to any new Lender (such consent not to be unreasonably withheld), (d) the Swing Line Lender and the Issuing Lender consent to any new Lender participating in the Revolving Credit Facility, (e) none of the Administrative Agent, the Lead Arranger or any Lender shall have any obligation or other commitment to provide all or any portion of any such increase, (f) such Incremental Facilities will share pari passu in the collateral described below, (g) all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders (other than any Defaulting Lender) shall have been paid, (h) if such Incremental Facility is a term loan facility, (i) the maturity date applicable to such Incremental Facility will not be earlier than the latest maturity date of the existing Term Loan Facility, (ii) the weighted average life to maturity of such Incremental Facility will not be shorter than the weighted average life to maturity of the existing Term Loan Facility and (iii) all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Loan Facility, will be as agreed between the Borrower and the Lenders providing such Incremental Facility and (i) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms. The requested increase may be assumed by one or more existing Lenders and/or by other financial institutions, as agreed by the Borrowers and the Administrative Agent. Bank fees and legal costs associated with any such increase will be determined by market conditions in the bank loan market at the time of the exercise.

V.	Collateral and

Guaranties
Consistent with the Existing Credit
Agreement, including (pursuant to the
Existing Credit Agreement), upon the closing
of the Senior Credit Facilities a pledge of
100% of the voting and non-voting capital
stock of CLS (or, if applicable, a pledge of
100% of the voting and non-voting capital
stock of Tuscany Holding AG, which owns
68.8% of the voting and non-voting capital
stock of CLS, and a pledge of the remaining
31.2% of voting and non-voting capital stock
of CLS) as security for the obligations of
LII and LIFL as Foreign Borrowers and/or
such guaranties. In addition, the
Administrative Agent and the Lenders shall
have the right to require after the closing
of the Senior Credit Facilities, subject to
the Borrowers’ consent which shall not be
unreasonably withheld or delayed, guaranties
by CLS of the obligations of LII and LIFL as
Foreign Borrowers, and a pledge or grant of
security interests in the assets of CLS;
provided, however, that such guaranties,
pledges and granting of security interests
in CLS assets may be limited (i) to the
extent they are prohibited or restricted by
applicable law or (ii) would result in
material adverse tax or accounting
consequences to the Borrowers or (iii) would
result in a material burden that would
exceed the benefit to the Lenders that would
be conferred thereby, and provided, however,
that the Borrowers’ shall not be deemed to
have unreasonably withheld consent to the
requested guaranty, pledge or grant of
security interest to the extent that the
requested guaranty, pledge or grant of a
security interest would result in the
negative consequences set forth in any of
the foregoing clauses (i), (ii) or (iii).

VI.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and

Commitment Reductions: The Borrowers may prepay the Senior Credit Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR Rate borrowings. Each such prepayment of the Term Loan Facility shall be applied as directed by the Borrowers. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

VII.	Certain Conditions to Closing

and Funding

Conditions to the

Closing Date: The obligation of the Administrative Agent and the Lenders to execute the Credit Documentation on the Closing Date shall be subject to the satisfaction of the conditions expressly set forth in paragraphs 2, 7 and 11 of Exhibit B to the Commitment Letter.

Conditions to the

Funding Date: Notwithstanding anything to the contrary in this Summary of Terms and Conditions, the availability of, and the obligation of each Lender to make and fund initial Loans under the Senior Credit Facilities, and the effectiveness of the Credit Documentation, will be subject only to the satisfaction, on or before the “Long Stop Date” as defined in the Acquisition Agreement (or such later date as may be agreed to by the Administrative Agent, the “Expiration Date”), of the conditions expressly set forth in Exhibit B to the Commitment Letter. For the avoidance of doubt, the date of effectiveness of the Credit Documentation and date for funding the initial Loans thereunder (including the $35 million Term Loan) is the “Funding Date”.

Conditions to Subsequent

Extensions of Credit: The making of each Revolving Loan and other extension of credit on any date after the Funding Date shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the Material Adverse Effect and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VIII. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Administrative Agent and the Lenders, including, without limitation the provisions described below. For the avoidance of doubt, the availability of the Senior Credit Facilities and the commitment of each Lender set forth above in Section VII. Certain Conditions to Closing and Funding, are not subject to the provisions outlined below:

Representations and

Warranties: The representations and warranties to be made by the Borrowers shall be consistent with those made in the Existing Credit Agreement and other loan documents delivered in connection therewith, with such changes or additions thereto as shall, in the reasonable judgment of the Administrative Agent, be required to implement the terms of this Term Sheet and the CLS Acquisition.

Affirmative Covenants: The affirmative covenants of the Borrowers shall be consistent with those made in the Existing Credit Agreement and other loan documents delivered in connection therewith, with such changes or additions thereto as shall, in the reasonable judgment of the Administrative Agent, be required to implement the terms of this Term Sheet and the CLS Acquisition. Such changes will include updated financial reporting covenants, including new financial statements and projections for the Borrowers with the target CLS on a pro forma basis and showing pro forma financial covenant compliance after giving effect to the CLS Acquisition. In addition, (a) the Borrowers shall conduct any interest rate hedging and swap transactions with one or more Lenders or other counterparties reasonably acceptable to the Administrative Agent, and (b) the Borrowers shall continue to maintain their primary cash operating accounts with HSBC as provided in the Existing Credit Agreement.

Financial Covenants: Financial covenants will be the following:

1.	Minimum Fixed Charge Coverage Ratio (EBITDA less capital expenditures less Restricted Payments to the extent paid in cash during the applicable period less mandatory prepayments of the Loans to Fixed Charges (as defined in the Credit Documentation)) of:

(a)	1.05x during initial 24-month period following the Funding Date; and

(b)	1.25x at 24 months following the Funding Date, and all periods thereafter.

2.	Maximum Leverage Ratio (Total Debt to EBITDA) of:

(a)	3.25x during initial 24-month period following the Funding Date; and

(b)	3.00x at 24 months following the Funding Date, and all periods thereafter.

Financial covenants shall be tested quarterly on a trailing twelve month basis. EBITDA shall be determined in a manner substantially consistent with the Existing Credit Agreement and shall be defined to include (i) non-cash charges associated with employee stock and option plans; (ii) amortization or write-down of intangibles (including, but not limited to, goodwill); (iii) up to $2,500,000 of realized foreign exchange charges related to hedging agreements; (iv) other non-cash charges not to exceed $1,000,000 for such period; (v) for any period ending on or before June 30, 2016, non-recurring cash and non-cash charges not to exceed $15,000,000 annually; and (vi) for any period ending subsequent to June 30, 2016, non-recurring cash and non-cash charges not to exceed $7,000,000 annually, provided, however, that such non-recurring cash and non-cash charges in clauses (v) and (vi) do not exceed, without duplication, $26,700,000 in the aggregate during the term of the Senior Credit Facilities; minus (c) any non-cash charge (other than non-cash charges reflected in clauses (v) and (vi)) previously added back to Consolidated Net Income in the calculation of Consolidated EBITDA to the extent such non-cash charge becomes a cash charge plus realized foreign exchange gains related to hedging agreements, all as determined in accordance with GAAP. In the event of a change in GAAP treatment of operating leases, the financial covenants will be calculated using a consistent treatment as the now current GAAP rules adjusted for the new regulations.

Negative Covenants: Consistent with those made in the Existing Credit Agreement and other loan documents delivered in connection therewith, with such changes or additions thereto as shall, in the reasonable judgment of the Administrative Agent, be required to implement the terms of this Term Sheet and the CLS Acquisition (and to include a negative pledge with respect to CLS and its subsidiaries).

Permitted Acquisitions: Notwithstanding anything to the contrary contained in the Existing Credit Agreement, the CLS Acquisition is deemed to be a Permitted Acquisition, provided that it is consummated substantially on the terms set forth in (i) the draft Share Purchase Agreement reviewed and approved by HSBC and (ii) the Acquisition Agreement (which shall implement the terms set forth in the draft Share Purchase Agreement approved by HSBC and shall not contain any changes or other terms that are materially adverse to the Administrative Agent or the Lenders).

In addition, other acquisitions of companies or divisions in a related line of business are permitted subject to maintaining a cushion with respect to pro forma financial covenant compliance and subject to other customary limitations. Any acquisition funded with cash shall also (i) allow for minimum post-acquisition Liquidity of $20,000,000 and (ii) not exceed $40,000,000 for any single acquisition (or series of related acquisitions) or $75,000,000 in the aggregate for all acquisitions consummated over the term of the Senior Credit Facilities. Acquisitions falling outside the conditions outlined above shall be subject to consent of majority Lenders.

Permitted Share Repurchases: Lionbridge shall be able to make share repurchases subject to terms and conditions to be agreed to in the Credit Documentation.

Events of Default: Nonpayment of principal when due; nonpayment of interest, fees or other amounts; material inaccuracy of representations and warranties; violation of covenants; cross-default; bankruptcy and insolvency events; certain ERISA events; material judgments; change of control; invalidity of guaranty, Credit Documentation or subordination provisions.

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of two or more Lenders holding more than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the written consent of Lenders representing a majority in interest of each affected class shall be required with respect to certain changes to the Credit Documentation in a manner that by their terms adversely affect the rights in respect of payments due to Lenders holding Loans of any class differently than those holding Loans of any other class, and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Collateral. The Credit Documentation shall contain provisions addressing replacement of non-consenting Lenders.

Defaulting Lender: The Credit Documentation shall contain defaulting Lender provisions addressing, among other things, voting rights, reallocation of credit exposure among non-defaulting Lenders and to the extent applicable, cash collateralization of the Issuing Lender’s and the Swing Line Lender’s exposure to defaulting Lenders.

Assignments and

Participations: Without derogating from the commitment made by HSBC in the Commitment Letter, (i) prior to or simultaneously with the closing of the CLS Acquisition, HSBC shall be permitted to assign all or a portion of its loans and commitments, with the consent of the Borrowers, not to be unreasonably withheld, and (ii) following the closing of the CLS Acquisition, the Lenders shall be permitted to assign all or a portion of their loans and commitments, with the consent, not to be unreasonably withheld, of (a) the Borrowers, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, and (b) the Administrative Agent, the Issuing Lender and the Swing Line Lender, unless and to the extent a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In addition, each Lender may, without the need for any consent of the Borrowers, the Administrative Agent or the Issuing Bank, pledge or assign any of its rights under the Senior Credit Facilities (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender to a Federal Reserve Bank. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of the Revolving Credit Facility, and $1,000,000, in the case of the Term Loan Facility, unless otherwise agreed by the Borrowers and the Administrative Agent. In each case, the assignee shall pay to the Administrative Agent a processing fee in the amount of $3,500.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (provided that no participant shall be entitled to receive any greater amount under such provisions than the transferor Lender would have been entitled to receive in respect of the participation amount transferred). Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection: The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Rate Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Expenses and

Indemnification: The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability to the Borrowers, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.
Counsel to the Administrative Agent and Lead Arranger:	Goulston & Storrs PC.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
the Alternate Base Rate (as defined in the Credit Documentation) plus the Applicable Margin; or
the LIBOR Rate (as defined in the Credit Documentation) plus the Applicable Margin.

provided, that (i) all Swing Line Loans shall bear
interest based upon the Alternate Base Rate, and (ii)
all Loans denominated in a currency other than U.S.
dollars shall bear interest based upon the LIBOR
Rate.

As used herein, “Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.
Interest Payment Dates:	In the case of Loans bearing interest based upon the Alternate Base Rate (“Alternate Base Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the
LIBOR Rate (“LIBOR Rate Loans”), on the last day of
each relevant interest period and, in the case of any
interest period longer than three months, on each
successive date three months after the first day of
such interest period.

Unused Fees:
The Borrowers shall pay an unused fee calculated at a
rate per annum determined in accordance with the
pricing grid attached hereto as Annex I-A on the
average daily undrawn amount of the Revolving Credit
Facility, payable quarterly in arrears. Swing Line
Loans will not be considered utilization of the
Revolving Credit Facility for purposes of this
calculation.

Letter of Credit Fees:
The Borrowers shall pay a commission on all
outstanding Letters of Credit at a per annum rate
equal to the Applicable Margin then in effect with
respect to LIBOR Rate Loans on the face amount of
each such Letter of Credit. Such commission shall be
shared ratably among the Lenders and shall be payable
quarterly in arrears.

In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.
Default Rate:
At any time when the Borrowers are in default in the
payment of any amount of principal due under the
Revolving Credit Facility, such amount shall bear
interest at 2% above the rate otherwise applicable
thereto. Overdue interest, fees and other amounts
shall bear interest at 2% above the rate applicable
to Alternate Base Rate Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis
of a year of 360 days (or 365/366 days, in the case
of Alternate Base Rate Loans the interest rate
payable on which is then based on the prime rate) for
actual days elapsed.

Annex I-A

Pricing Grid

Leverage Ratio	LIBOR Rate Margin	Alternate Base Rate Margin	Unused Fee

> 2.50x	2.000%	1.000%	0.400%

> 1.50x <2.50x	1.750%	0.750%	0.350%

> 1.00x <1.50x	1.500%	0.500%	0.300%

< 1.00x	1.250%	0.250%	0.250%

EXHIBIT B

Conditions Precedent to Closing and Funding of the Senior Credit Facilities

The following shall have occurred concurrently with or prior to the Closing Date and the making of the initial Loans on the Funding Date under the Senior Credit Facilities, in each case as indicated in Section VII, “Certain Conditions to Closing and Funding” in the Term Sheet:

1.	Acquisition Agreement. The Administrative Agent shall be reasonably satisfied that the CLS Acquisition has been or will be consummated (substantially simultaneously with the funding of the Term Loans) pursuant to the definitive documents negotiated between the Borrowers, CLS and the applicable Sellers party thereto, as follows: (i) delivery of the definitive Share Purchase Agreement (the “Acquisition Agreement”) and related documentation governing the terms of the CLS Acquisition, which shall be consistent with the terms and conditions, including the purchase price, set forth in the Offer Letter and draft Share Purchase Agreement reviewed and approved by HSBC, (ii) receipt of all material consents and approvals and the making of all filings and registrations required by Swiss, U.S. federal, state or local governmental authority to the extent required by the Acquisition Agreement, and (iii) the CLS Acquisition Reps (as defined below) shall be true and correct in all material respects (or, if any such representations and warranties are already qualified by concepts of materiality, in all respects) as of the Funding Date, but only to the extent required under paragraph 3 below.

2.	Credit Documentation; Customary Closing Conditions. The Administrative Agent and the Lenders shall have received: (i) satisfactory definitive documentation with respect to the Senior Credit Facilities (the “Credit Documentation”), substantially consistent with the terms set forth in the Commitment Letter, including, without limitation, execution and delivery of all security documents including stock and equity pledges, and the filing of UCC financing statements, intellectual property security agreements or other similar filings to the extent necessary to perfect the Administrative Agent’s first priority security interests (subject to permitted encumbrances to be agreed upon in the Credit Documentation) in the Collateral required pursuant to the Existing Credit Agreement; (ii) satisfactory opinions of counsel to the Loan Parties (substantially in the form of the legal opinions delivered in connection with the Existing Credit Agreement) and of appropriate local counsel, corporate and other organizational and governing documents, good standing certificates, officers’ certificates, corporate resolutions, and a solvency certificate from the chief financial officer of Borrowers, all in form and substance reasonably satisfactory to the Administrative Agent, and such other documents as the Administrative Agent and Lenders shall reasonably require; and (iii) satisfactory evidence that the Administrative Agent, on behalf of the Lenders, shall have valid and perfected first priority security interests in the Collateral required pursuant to the Existing Credit Agreement.

3.	Representations. Notwithstanding anything to the contrary in the Commitment Letter, the Term Sheet, the Fee Letter or the Credit Documentation, (a) the only representations the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Funding Date shall be (i) such of the representations made by or on behalf of the Sellers in relation to CLS in the Acquisition Agreement (as defined in the Term Sheet) as are material to the interests of the Lenders, but only to the extent that Borrowers have the right to terminate their (or their affiliates’) obligations under the Acquisition Agreement or decline to consummate the CLS Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “CLS Acquisition Reps”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Funding Date if the conditions set forth in the Commitment Letter and the Term Sheet are satisfied (it being understood that, to the extent any of the Collateral referred to in the Term Sheet is not or cannot be provided on the Funding Date (other than the pledge of Collateral with respect to which a security interest may be granted and perfected (if perfection is applicable) by means of (x) filing UCC financing statements or other similar filings, if applicable, and (y) delivery of stock certificates, equity certificates (or equivalent) and other certificated securities (to the extent they are available on the Funding Date and, if not, then promptly thereafter)), after Borrowers’ use of commercially reasonable efforts to do so, the perfection (if applicable) or completion of such security interests in such Collateral shall not constitute a condition to the availability of the Senior Credit Facilities on the Funding Date but shall be required to be provided within forty-five (45) days (or such longer period as the Administrative Agent may agree) after the Funding Date pursuant to arrangements to be mutually agreed), and (c) the terms of the Credit Documentation shall be substantially the same as those of Borrowers’ existing senior credit facilities under the Existing Credit Agreement with HSBC and the other Lenders party thereto, with such changes as shall be necessary to incorporate the changes to such terms required by the Commitment Letter and Term Sheet as well as changes to incorporate market updates to HSBC’s standard forms of credit documentation, including with respect to matters such as the Foreign Corrupt Practices Act, OFAC, sanctions and the like. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and the US Guarantors set forth in the Credit Documentation relating to corporate existence; power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of such loan documents; Federal Reserve margin regulations; no conflicts of the loan documents with organizational documents or material applicable law; the Investment Company Act of 1940; the USA PATRIOT Act; OFAC and other anti-terrorism laws; FCPA; solvency of the Borrowers and their subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby; use of proceeds; and the creation, continued validity, perfection and priority of security interests in the Collateral (subject to the limitations in clause (b) of this paragraph 3).

4.	No Event of Default. There will not have occurred and be continuing any Event of Default under the Credit Documentation arising on account of insolvency or bankruptcy with respect to any of the Borrowers, or on account of illegality of the CLS Acquisition, the Senior Credit Facilities or the Loans to be extended.

5.	Financial Statements of CLS. No later than 5 days prior to the Funding Date, the Borrowers shall have provided promptly to the Administrative Agent and the Lenders the most recent financial statements of CLS and its subsidiaries as are required to be delivered by CLS and available to the Buyer pursuant to the Acquisition Agreement, and there shall not have occurred, or be reasonably expected to occur, a “Material Adverse Effect,” as defined in the Acquisition Agreement (to the extent such Material Adverse Effect shall provide the Borrowers with the right to terminate the Acquisition Agreement or decline to consummate the CLS Acquisition).

6.	Financial Statements of Borrowers. The Lenders and the Administrative Agent shall have received the most recently available unaudited quarterly financial statements of the Borrowers.

7.	Fees and Expenses. The Administrative Agent, Lead Arranger and Lenders shall have received all fees required to be paid in the Fee Letter and the Commitment Letter, and all expenses (including legal fees and expenses) for which invoices have been presented.

8.	Indebtedness. The Existing Credit Agreement shall be amended and restated in accordance with the terms of the Commitment Letter and Term Sheet, to be effective on the Funding Date and, after giving effect to the Senior Credit Facilities, the initial Loans thereunder and closing of the CLS Acquisition, Borrowers and their subsidiaries (including CLS and its affiliates acquired in the CLS Acquisition) shall have outstanding no indebtedness other than (a) the Loans and other extensions of credit under the Senior Credit Facilities and (b) any other indebtedness permitted under the Credit Documentation (including other indebtedness currently permitted under the Existing Credit Agreement).

9.	Marketing Period. The Lead Arranger shall have been afforded a period of at least 45 days prior to the closing of the CLS Acquisition, in which to syndicate the Senior Credit Facilities. In addition, after the date of the Borrower’s acceptance of the Commitment Letter, there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrowers or any of their subsidiaries.

10.	Governmental and Third Party Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrowers and their subsidiaries shall have been obtained and be in full force and effect.

11.	KYC and Patriot Act. At least 5 business days prior to the Closing Date, each Lender, the Administrative Agent and the Lead Arranger shall have received all documentation and other information as is reasonably requested by the Administrative Agent and the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested by each Lender at least 10 business days prior to the Closing Date.